EXHIBIT 99.1

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

OVERSEAS SHIPHOLDING GROUP REPORTS FIRST QUARTER 2009 RESULTS

Highlights

•	First quarter TCE revenues were $292.8 million, down from $375.8 million in the first quarter of 2008, driven by VLCC spot TCE rates of $47,228 per day compared with $98,588 per day
•	Net income attributable to the Company (Earnings)[1] was up 8% to $121.8 million from $112.4 million in the same quarter last year
•	Diluted EPS increased 26% to $4.53 per share from $3.60 per share

Diluted EPS in the current quarter included $4.83 per share gain on sale of vessels offset by $1.34 per share shipyard and contract termination costs

•	G&A expenses decreased 27% to $27.3 million due to Companywide cost control efforts
•	Regular quarterly dividend of $0.4375 per share announced April 23, 2009
•

With cash balances of $588 million, $278 million in fixed revenue remaining in 2009 and liquidity of $1.7 billion, the Company is well-positioned to weather near-term uncertain freight rate markets and expects to end 2009 in a similar liquidity position as 2008

New York – May 4, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the first quarter of fiscal 2009.

For the quarter ended March 31, 2009, the Company reported time charter equivalent (TCE)2 revenues of $292.8 million, an $83.0 million, or 22% decrease compared with $375.8 million in 2008. The decline in TCE revenues was principally due to lower TCE rates earned across most vessel classes. Earnings increased to $121.8 million, or 8%, from $112.4 million, and diluted EPS increased to $4.53 per share, or by 26% from $3.60 per share for the same period a year ago. Earnings in the first quarter 2009 benefitted from a gain on vessel sales of $129.9 million, or $4.83 per diluted share and a positive change in the mark-to-market balance of unrealized freight derivative positions of $1.1 million, or $0.04 per diluted share. Shipyard contract termination costs associated with the Company’s U.S. Flag unit reduced Earnings by $35.9 million, or $1.34 per diluted share. Period-over-period diluted EPS benefited from the Company’s repurchase of 13.2% of total shares outstanding since March 31, 2008.

Morten Arntzen, President and CEO said, “Our first quarter financial performance was solid. Earnings were up quarter-over-quarter, cash balances increased by $244 million to $588 million from year end and EBITDA was at similar levels to last year's first quarter. In these challenging times OSG's solid financial position and strong operating platform enable us to focus on running the business well day-to-day and position us to exploit opportunities that will arise in these turbulent markets.”

_________________________

1  Effective January 1, 2009, OSG adopted Statement of Financial Accounting Standards No. 160 (FAS 160), “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51.” FAS 160 changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 160 required retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 will be applied prospectively. The adoption of FAS 160 did not have a material impact on the Company’s financial statements. References to Earnings means Net income attributable to Overseas Shipholding Group, Inc.

2  See Appendix 1 for reconciliation of TCE revenues to shipping revenues and EBITDA to Earnings

Segment Information

TCE revenues in the first quarter of 2009 for the Crude Oil segment were $160.0 million, a decrease of $88.9 million, or 36%, from $248.9 million in the same period of 2008. The decrease was principally due to significantly lower average spot rates earned by VLCCs, Aframaxes and Panamaxes, offset by an increase of 249 revenue days. Quarter-over-quarter spot charter rates for VLCCs decreased 52% to $47,228 per day, Aframaxes decreased by 22% to $28,449 per day and Panamaxes decreased 21% to $27,318 per day. TCE revenues for the Product Carrier segment were $71.2 million, up $4.8 million, or 7%, from $66.4 million in the year earlier period. The increase was principally attributable to an increase of 254 revenue days, offset by a marginal decrease in average rates earned. TCE revenues for the U.S. Flag segment were $59.7 million, an increase of $6.9 million, or 13%, from $52.8 million in the same quarter last year. The increase was principally due to the addition of three vessels subsequent to March 31, 2008.

Operating Expenses

Total operating expenses, excluding the shipyard contract termination charges and gains from vessel sale activity, increased 2%, or $6.9 million, to $290.2 million from $283.3 million from the corresponding quarter in 2008. Period-over-period changes included:

•

Voyage expenses decreased to $32.0 million, or 8%, from $34.8 million, principally due to lower fuel costs. Lower fuel costs were attributable, in part, to the Suezmaxes moving from the spot market to Suezmax International after March 31, 2008, and the removal of the Overseas Integrity and M 300 from service in the fourth quarter of 2008;

•	Charter hire expenses increased to $111.3 million, or 23%, from $90.7 million principally due to 10 additional ships being chartered-in offset by reduced profit share due to owners;
•

Depreciation and amortization was $43.9 million, an 8% decline from $47.6 million, principally due to two vessels being classified as held for sale (for which depreciation ceases), the sale of the Donna and redelivery of four older Handysize product carriers after March 31, 2008;

•	Severance and relocation costs related to the Company’s U.S. Flag segment of $2.2 million in the current quarter; and
•

G&A expenses decreased by $10.0 million, or 27%, to $27.3 million from $37.3 million. Lower G&A was due to Companywide cost control efforts that included reductions in compensation and benefits paid to shoreside staff, and lower legal, consulting, travel and entertainment and other discretionary expenditures.

Morten Arntzen further commented, “In addition to solid progress in reducing G&A at the Company, we have taken a number of actions that will add to the bottom line in 2009 and 2010, including the FSO project, which begins service in the second half of this year; expansion of our U.S. Gulf Lightering business; and the completion of two ATBs for our Jones Act lightering business in the Delaware Bay. We also expect freight rates to rebound next year as the world's single hull tanker fleet is phased out.”

Liquidity and Other Key Financial Metrics

Liquidity and Credit Metrics - At March 31, 2009, total equity approximated $2.0 billion and liquidity, including undrawn bank facilities, was $1.7 billion. Total debt as of March 31, 2009 was $1.4 billion, unchanged from December 31, 2008. Liquidity-adjusted debt to capital3 was 27.6% as of March 31, 2009, a decrease from 35.5% as of December 31, 2008, adjusted to reflect the reclassification of the noncontrolling interest to equity in accordance with FAS 160, which became effective in 2009. OSG’s disciplined financial strategy, its balance sheet strength and superior financial condition has enabled it to be a predominantly unsecured borrower with only 29.7% of net book value of vessels pledged as collateral. OSG has $947 million available in borrowing capacity under its $1.8 billion seven-year unsecured credit facility and $165 million in borrowing capacity under its $200 million secured credit facility. Principal debt repayment obligations are less than $35 million per annum through 2011.

Fixed Revenue - Aggregate future revenues associated with noncancelable time charters as of March 31, 2009, totaled $1.0 billion, down from $1.3 billion at March 31, 2008. Future 2009 fixed revenue totals $278 million and includes $241 million of time charter revenues and $37 million from time charters entered into by certain of the Company’s commercial pools. OSG’s share of future revenues from term contracts related to its Gas segment and the Floating

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3  Liquidity-adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund.

Storage Offloading (FSO) project aggregate approximately $1.8 billion. The Company’s level of fixed revenue, expected cash generated from operations, including asset sales, and current debt capacity, well exceed its lease, debt, capital and other operating commitments in 2009.

Quarterly Dividend Announced - On April 23, 2009, the Board declared a quarterly dividend of $0.4375 per share to stockholders of record on May 12, 2009, payable on May 28, 2009.

Share Repurchase Program - There was no share repurchase activity for the period January 1, 2009 through March 31, 2009. The current $250 million share repurchase program, announced June 9, 2008, has a total of $37.2 million remaining. Since authorizing a share repurchase program on June 9, 2006, OSG has repurchased 13.1 million shares, or 33% of total shares outstanding, at a total cost of approximately $826.5 million.

Quarterly Events and Other Activities

OSG continues to focus on executing its balanced growth strategy through expansion and renewal of its fleet across all segments and generating returns for shareholders through timely asset sales, which generated $239.5 million in cash proceeds and $129.9 million, or $4.83 in gains during the quarter. The Company also closely manages its portfolio of chartered-in vessels, giving it flexibility in uncertain market conditions.

Crude Oil

•

On January 14, 2009, the TI Africa began conversion to an FSO service vessel. The sale of the vessel into the joint venture between OSG and Euronav NV resulted in a gain on vessel sale of approximately $53.3 million.

•

The Wind and Peak, redelivered on January 9 and January 29, respectively. The time chartered-in vessels were sold by the owner to a third party and OSG consented to the termination of the charter-in contracts. The contract termination reduced the Company’s minimum time charter-in commitments by approximately $25 million.

•	On January 8, 2009, the Overseas Donna was delivered to its buyers. The transaction generated $128.0 million in proceeds and resulted in a gain on vessel sale of $76.7 million.
•	On January 4, 2009, the Overseas Yellowstone delivered. The 113,000 dwt Aframax trades in the Aframax International commercial pool.

Products

•

On March 18, 2009, the Overseas Mindoro, a 73,000 dwt coated Panamax product carrier (LR1), delivered. In connection with the delivery, OSG sold and bareboat chartered-back the vessel for twelve years. The Company has certain purchase option rights on the vessel. The transaction generated proceeds of $65.5 million.

•	On March 16, 2009, the Atlantic Polaris, a 47,000 dwt product carrier, delivered. The vessel has been time chartered-in for 10 years.
•	On January 20, 2009, the Blue Emerald delivered. The 51,045 dwt product carrier has been time chartered-in for three years.
•

The Overseas Delphina and Overseas Vega redelivered on January 5 and January 8, 2009, respectively. An additional nine non-double hull product carriers redeliver in July 2009 in connection with the product carrier fleet renewal program.

•	During the quarter the Overseas Takamar and Overseas Jacamar traded in the clean product market. The vessels will be trading crude oil in the second quarter of 2009.

U.S. Flag

•

During the period, OSG terminated its contract with Bender Shipbuilding & Repair Co., Inc. (Bender) related to the construction of six ATBs and two tug boats. In connection therewith, the Company recorded shipyard contract termination charges of $35.9 million. The Company intends to complete two of the six ATBs and two tugs at alternative yards.

•

On February 19, 2009 the Overseas Boston delivered. The vessel, a 46,815 dwt U.S. Flag Jones Act product carrier, is bareboat chartered-in for five years and the Company has extension options for the life of the vessel. The vessel has been chartered-out to Tesoro for three years.

•	As a result of weaker demand levels and lower refining margins in the Jones Act market, the Company has placed the Overseas New Orleans, Overseas Puget Sound and OSG 214 in lay up.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the three months ended March 31, 2009 for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters. The impact of these derivatives, which qualify for hedge accounting treatment under FAS 133, are reported together with time charters entered in the physical market under “Fixed Earnings.” The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended March 31, 2009 totaled 9,989 compared with 9,561 in the same period a year earlier. The increase principally reflects the addition of five vessels since March 31, 2008. A summary fleet list by vessel class can be found in Fleet Information later in this press release.

Three Months Ended Mar. 31, 2009				Three Months Ended Mar. 31, 2008
	Spot Earnings	Fixed Earnings	Total	Spot Earnings	Fixed Earnings	Total
Business Unit – Crude Oil
VLCC[1]
Average TCE Rate	$47,228	$40,705		$98,588	$ 98,438
Number of Revenue Days	613	725	1,338	1,246	225	1,471
Suezmax
Average TCE Rate	$40,054	$ —		$31,788	$ —
Number of Revenue Days	231	—	231	154	—	154
Aframax
Average TCE Rate	$28,449	$38,634		$36,562	$31,288
Number of Revenue Days	1,048	225	1,273	848	319	1,167
Aframax – Lightering
Average TCE Rate	$31,252	$ —		$34,226	$ —
Number of Revenue Days	808	—	808	609	—	609
Panamax[2]
Average TCE Rate	$27,318	$26,896		$34,545	$26,638
Number of Revenue Days	614	448	1,062	543	451	994
Other Crude Oil Revenue Days	90	—	90	158	—	158
Total Crude Oil Revenue Days	3,404	1,398	4,802	3,558	995	4,553
Business Unit – Refined Petroleum Products
Aframax (LR2)
Average TCE Rate	$23,144	$ —		$ —	$ —
Number of Revenue Days	95	—	95	—	—	—
Panamax (LR1)
Average TCE Rate	$25,860	$18,699		$34,612	$18,640
Number of Revenue Days	283	179	462	182	182	364
Handysize (MR)
Average TCE Rate	$22,359	$19,435		$24,500	$19,417
Number of Revenue Days	1,122	1,728	2,850	832	1,957	2,789
Total Refined Pet. Products Rev. Days	1,500	1,907	3,407	1,014	2,139	3,153
Business Unit – U.S. Flag
Number of Revenue Days	792	898	1,690	707	876	1,583
Other – Number of Revenue Days	—	90	90	—	272	272
Total Revenue Days	5,696	4,293	9,989	5,279	4,282	9,561

1Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil.

2Includes one vessel performing a bareboat charter-out during the three months ended March 31, 2009 and 2008.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended
	Mar. 31, 2009	Mar. 31, 2008
Shipping Revenues:
Pool Revenues	$136,404	$223,446
Time and Bareboat Charter Revenues	87,369	92,487
Voyage Charter Revenues	101,031	94,743
	324,804	410,676
Operating Expenses:
Voyage Expenses	32,015	34,842
Vessel Expenses	73,530	72,869
Charter Hire Expenses	111,342	90,671
Depreciation and Amortization	43,881	47,591
General and Administrative	27,300	37,285
Severance and Relocation Costs	2,169	-
Shipyard Contract Termination Costs	35,885	-
Gain on Disposal of Vessels	(129,863)	(5)
Total Operating Expenses	196,259	283,253
Income from Vessel Operations	128,545	127,423
Equity in Income of Affiliated Companies	2,472	1,329
Operating Income	131,017	128,752
Other Income	2,305	2,969
	133,322	131,721
Interest Expense	(11,372)	(18,363)
Income before Federal Income Taxes	121,950	113,358
Credit for Federal Income Taxes	1,312	-
Net Income	123,262	113,358
Less: Net Income Attributable to the Noncontrolling Interest	(1,512)	(923)
Net Income attributable to Overseas Shipholding Group, Inc.	$121,750	$112,435
Weighted Average Number of Common Shares Outstanding:
Basic	26,865,843	31,107,499
Diluted	26,878,841	31,250,086
Per Share Amounts:
Basic net income attributable to Overseas Shipholding Group, Inc. common stockholders	$4.53	$3.61
Diluted net income attributable to Overseas Shipholding Group, Inc. common stockholders	$4.53	$3.60
Cash dividends declared	$0.4375	$0.3125

    TCE Revenue by Segment

    The following table reflects TCE revenues generated by the Company’s three reportable segments for the three months ended March 31, 2009 and 2008 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of time charter equivalent revenues to shipping revenues.

	Three Months Ended Mar. 31,
($ in thousands)	2009	% of Total	2008	% of Total
International Flag
Crude Tankers	$159,986	54.6	$248,860	66.2
Product Carriers	71,185	24.3	66,406	17.7
Other	1,934	0.7	7,780	2.1
U.S.	59,684	20.4	52,788	14.0
Total TCE Revenues	$292,789	100.0	$375,834	100.0

    Income from Vessel Operations by Segment

    The following table reflects income from vessel operations for the three months ended March 31, 2009 and 2008 accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, severance and relocation costs, shipyard contract termination costs and gain on disposal of vessels.

	Three Months Ended Mar. 31,
($ in thousands)	2009	% of Total	2008	% of Total
International Flag
Crude Tankers	$43,959	68.6	$136,505	82.9
Product Carriers	11,516	18.0	15,375	9.3
Other	(210)	(0.3)	2,381	1.5
U.S.	8,771	13.7	10,442	6.3
Total Income from Vessel Operations	$64,036	100.0	$164,703	100.0

Reconciliation of income from vessel operations of the segments to income before federal income taxes, including net income attributable to noncontrolling interest, as reported in the consolidated statements of operations follow:

	Three Months Ended Mar. 31,
($ in thousands)	2009	2008
Total income from vessel operations of all segments	$64,036	$164,703
General and administrative expenses	(27,300)	(37,285)
Severance and relocation costs	(2,169)	-
Shipyard contract termination costs	(35,885)	-
Gain on disposal of vessels	129,863	5
Consolidated income from vessel operations	128,545	127,423
Equity in income of affiliated companies	2,472	1,329
Other income	2,305	2,969
Interest expense	(11,372)	(18,363)
Income before federal income taxes	$121,950	$113,358

Consolidated Balance Sheets

($ in thousands)	Mar. 31, 2009	Dec. 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$588,067	$343,609
Voyage receivables	187,091	219,500
Other receivables, including federal income taxes recoverable	68,137	64,773
Inventories, prepaid expenses and other current assets	181,336	50,407
Total Current Assets	1,024,631	678,289
Capital Construction Fund	40,524	48,681
Vessels and other property, less accumulated depreciation	2,580,150	2,683,147
Vessels under capital leases, less accumulated amortization	573	1,101
Vessels held for sale	5,156	53,975
Deferred drydock expenditures, net	68,214	79,837
Total Vessels, Deferred Drydock and Other Property	2,654,093	2,818,060
Investments in Affiliated Companies	125,746	98,620
Intangible Assets, less accumulated amortization	104,711	106,585
Goodwill	9,589	9,589
Other Assets	49,573	130,237
Total Assets	$4,008,867	$3,890,061
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$223,804	$167,615
Current installments of long-term debt	26,276	26,231
Current obligations under capital leases	569	1,092
Total Current Liabilities	250,649	194,938
Long-term Debt	1,381,243	1,396,135
Deferred Gain on Sale and Leaseback of Vessels	132,654	143,948
Deferred Federal Income Taxes and Other Liabilities	274,737	330,407
Equity
Overseas Shipholding Group, Inc., Stockholders’ Equity	1,868,933	1,722,867
Noncontrolling Interest	100,651	101,766
Total Equity	1,969,584	1,824,633
Total Liabilities and Equity	$4,008,867	$3,890,061

Consolidated Statements of Cash Flows

($ in thousands)	Three Months Ended Mar. 31,
	2009	2008
Cash Flows from Operating Activities:
Net income	$123,262	$113,358
Items included in net income not affecting cash flows:
Depreciation and amortization	43,881	47,591
Amortization of deferred gain on sale and leasebacks	(11,512)	(12,236)
Deferred compensation relating to restricted stock and stock option grants	3,081	3,035
Credit for deferred federal income taxes	(1,693)	(283)
Unrealized gains on forward freight agreements and bunker swaps	(1,083)	(481)
Undistributed earnings of affiliated companies	2,874	4,427
Other – net	2,028	(972)
Items included in net income related to investing and financing activities:
Loss on write-down of securities	269	—
Gain on disposal of vessels	(129,863)	(5)
Payments for drydocking	(5,920)	(16,058)
Distributions from subsidiaries to noncontrolling interest owners	(2,627)	(1,407)
Changes in operating assets and liabilities	80,649	(39,751)
Net cash provided by operating activities	103,346	97,218
Cash Flows from Investing Activities:
Purchases of marketable securities	—	(8,690)
Expenditures for vessels	(71,992)	(144,442)
Withdrawals from Capital Construction Fund	8,265	15,050
Proceeds from disposal of vessels	239,505	135,110
Expenditures for other property	(1,721)	(3,390)
(Investments in and advances to) / distributions from affiliated companies	12,452	(1,183)
Shipyard contract termination payments	(17,336)	—
Other – net	(49)	(14)
Net cash provided by / (used in) investing activities	169,124	(7,559)
Cash Flows from Financing Activities:
Purchases of treasury stock	(980)	(24,238)
Issuance of debt, net of issuance costs	—	30,000
Payments on debt and obligations under capital leases	(15,373)	(9,480)
Cash dividends paid	(11,773)	(9,757)
Issuance of common stock upon exercise of stock options	131	281
Other – net	(17)	(239)
Net cash used in financing activities	(28,012)	(13,433)
Net increase in cash and cash equivalents	244,458	76,226
Cash and cash equivalents at beginning of year	343,609	502,420
Cash and cash equivalents at end of period	$588,067	$578,646

Fleet Information

As of March 31, 2009, OSG’s owned, operated and newbuild fleet totaled 148 International Flag and U.S. Flag vessels compared with 157 at March 31, 2008. Fifty-one percent, or 75 vessels, were owned as of March 31, 2009, with the remaining vessels bareboat or time chartered-in. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 137.5 vessels. OSG’s newbuild program totaled 27 vessels (16 owned and 11 chartered-in) across its crude oil, product and U.S. Flag lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

Fleet Detail

Vessel Type	Vessels Owned		Vessels Chartered-in		Total at Mar. 31, 2009
Operating Fleet	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including ULCC)	8	8.0	10	7.5	18	15.5	5,653,369
Suezmax	-	-	3	2.5	3	2.5	465,017
Aframax	5	5.0	11	7.5	16	12.5	1,763,723
Panamax	9	9.0	2	2.0	11	11.0	764,083
Lightering	2	2.0	3	2.0	5	4.0	441,772
International Flag Crude Tanker	24	24.0	29	21.5	53	45.5	9,087,964
Aframax (LR2)	-	-	2	2.0	2	2.0	208,048
Panamax (LR1)	4	4.0	2	2.0	6	6.0	437,323
Handysize[1] (MR)	10	10.0	23	23.0	33	33.0	1,501,345
International Flag Product Carrier	14	14.0	27	27.0	41	41.0	2,146,716
Car Carrier	1	1.0	-	-	1	1.0	16,101
Total Int’l Flag Operating Fleet	39	39.0	56	48.5	95	87.5	11,250,781
Handysize	4	4.0	6	6.0	10	10.0	468,210
ATB	7	7.0	-	-	7	7.0	204,150
Lightering	5	5.0	-	-	5	5.0	192,502
Total U.S. Flag Operating Fleet[2]	16	16.0	6	6.0	22	22.0	864,862
LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
TOTAL OPERATING FLEET	59	57.0	62	54.5	121	111.5	12,115,643
Newbuild/Conversion Fleet
International Flag
VLCC	3	3.0	-	-	3	3.0	893,000
FSO	2	1.0	-	-	2	1.0	883,548
Aframax	1	1.0	-	-	1	1.0	113,005
Panamax (LR1)	6	6.0	-	-	6	6.0	441,000
Handysize (MR)	2	2.0	4	4.0	6	6.0	292,350
Chemical Tanker	-	-	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	-	-	6	6.0	6	6.0	280,890
Lightering ATB	2	2.0	-	-	2	2.0	91,112
TOTAL NEWBUILD FLEET	16	15.0	11	11.0	27	26.0	3,014,805
TOTAL OPERATING & NEWBUILD FLEET	75	72.0	73	65.5	148	137.5	15,130,448

1Includes two owned U.S. Flag Product Carriers that trade internationally with associated revenue included in the Product Carrier segment

2Overseas Integrity and M 300, pending their sale and Overseas New Orleans, Overseas Puget Sound and OSG 214 were in lay up as of March 31, 2009

Average Age of International Operating Fleet

The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 3/31/09	Average Age of OSG’s Owned Fleet at 3/31/08	Average Age of World Fleet at 3/31/09*
VLCC (including ULCC)	8.3 years	7.2 years	8.3 years
Aframax	8.3 years	9.4 years	8.2 years
Panamax**	5.6 years	4.6 years	7.9 years
Handysize	6.6 years	6.1 years	8.5 years

* Source: Clarkson database as of April 1, 2009.

**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off Hire and Scheduled Drydock

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the first quarter of 2009 and anticipated days off hire for the above-mentioned events by class for the remainder of 2009.

	Actual Days Off Hire	Projected Days Off Hire
	Q109	Q209	Q309	Q409
Trade – Crude Oil
VLCC (including ULCC)	24	60	29	23
Suezmax	-	25	4	4
Aframax	50	90	70	57
Panamax	18	8	7	5
Trade – Refined Petroleum Products
Aframax (LR2)	5	5	6	5
Panamax (LR1)	1	3	-	3
Handysize (MR)	80	135	92	45
Trade – U.S. Flag
Product Carrier	12	18	9	11
ATB	25	25	88	48
Other	-	1	-	1
Total	215	370	305	202

First quarter 2009 excludes 209 days associated with three U.S. Flag vessels in lay up: the Overseas Integrity and M 300 (pending sale) and the Overseas Puget Sound. Projected off hire days exclude all days attributable to Overseas Integrity and M 300 and 229 days (Q209) and 184 days (Q309) associated with other U.S. Flag vessels are expected to be in lay up.

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation

Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Mar. 31,
($ in thousands)	2009	2008
Time charter equivalent revenues	$292,789	$375,834
Add: Voyage Expenses	32,015	34,842
Shipping revenues	$324,804	$410,676

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

EBITDA Reconciliation

The following table shows reconciliations of net income attributable to the Company as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Mar. 31,
($ in thousands)	2009	2008
Net income attributable to Overseas Shipholding Group, Inc.	$121,750	$112,435
Credit for federal income taxes	(1,312)	-
Interest expense	11,372	18,363
Depreciation and amortization	43,881	47,591
EBITDA	$175,691	$178,389

EBITDA represents operating earnings excluding net income attributable to the noncontrolling interest, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income attributable to the Company or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

  Appendix 2 – Capital Expenditures

  The following table presents information with respect to OSG’s capital expenditures for the three months ended

   March 31, 2009 and 2008:

	Three Months Ended Mar. 31,
($ in thousands)	2009	2008
Expenditures for vessels	$71,992	$144,442
Investments in and advances to affiliated companies	17,690	1,183
Payments for drydockings	5,920	16,058
	$95,602	$161,683

  Appendix 3 – Second Quarter 2009 TCE Rates

  The Company has achieved the following average estimated TCE rates for the second quarter of 2009 for the percentage of days booked for vessels operating through April 17, 2009. The information is based in part on information provided by the pools or commercial joint ventures in which the vessels participate.  All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for

   VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		Second Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 4/17/09	Open as of 4/17/09	Total	% Days Booked
Business Unit – Crude Oil
VLCC– Spot	$37,000	216	280	496	44%
VLCC – Fixed	$44,000	358	461	819	44%
Suezmax – Spot	$23,000	93	117	210	44%
Aframax – Spot	$22,500	302	604	906	33%
Aframax – Fixed	$41,000	245	—	245	100%
Aframax Lightering – Spot	$24,500	183	500	683	27%
Panamax – Spot	$23,000	183	454	637	29%
Panamax – Time	$27,000	356	—	356	100%
Business Unit – Refined Petroleum Products
Panamax (LR1) – Spot	$19,500	72	292	364	20%
Panamax (LR1)– Time	$19,000	151	—	151	100%
Handysize (MR) – Spot	$15,500	455	875	1,330	34%
Handysize (MR) – Time	$19,500	1,592	—	1,592	100%
Business Unit – U.S. Flag
Product Carrier – Time	$43,000	725	—	725	100%
ATB – Spot	$31,000	123	335	458	27%
ATB – Time	$31,500	182	—	182	100%

  Appendix 4 – 2009 Fixed TCE Rates

  The following table shows average estimated TCE rates and associated days booked for 2009 as of April 17, 2009.

	Fixed Rates and Revenue Days as of 4/17/09
	Q309	Q409
Business Unit – Crude Oil
Aframax
Average TCE Rate	$41,000	$29,500
Number of Revenue Days	165	35
Panamax[1]
Average TCE Rate	$27,500	$27,000
Number of Revenue Days	276	226
Business Unit – Refined Petroleum Products
Panamax (LR1)
Average TCE Rate	$ —	$ —
Number of Revenue Days	—	—
Handysize (MR)
Average TCE Rate	$21,000	$21,000
Number of Revenue Days	1,082	1,012
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$44,500	$44,500
Number of Revenue Days	736	736
ATB
Average TCE Rate	$31,500	$32,000
Number of Revenue Days	184	153

1Includes one vessel on bareboat charter.

Due to the recent high volatility in both freight rates and bunker rates and due to short-term differences between pool earnings and FFA settlements, quarterly average synthetic TCE rates for VLCCs are not provided since actual TCE rates achieved for these synthetic time charters may differ, possibly substantially, from the expected rates.

# # #

Earnings Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET. Call-in information is (800) 762-8779 (domestic) and (480) 248-5081 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until May 11, 2009; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode for the replay is 4032489.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, the outcome of negotiations with Aker American Shipping ASA, completion of the agreement with Bender, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, prospects for the growth of the OSG Gas transport business, estimated TCE rates achieved for the second quarter of 2009 and estimated TCE rates for the third and fourth quarters of 2009, projected scheduled drydock and off hire days for the second, third and fourth quarters of 2009, timely delivery of newbuildings in accordance with contractual terms, credit risks of counterparties including charterers, suppliers and shipyards and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2008 on Form 10-K.

Contact and Other Information

Supplemental information detailing specific items affecting Earnings, as indicated above, for the first quarter 2009 and 2008 is available in the Investor Relations Webcasts and Presentations section of www.osg.com.

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com.